                                                                   Exhibit 10.34


                              SETTLEMENT AGREEMENT

            THIS SETTLEMENT AGREEMENT, made and effective as of the 28th day of May 2004, by and among:

            THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ALABAMA FOR ITSELF AND FOR THE UNIVERSITY OF ALABAMA AT BIRMINGHAM ("UAB"), a body corporate organized and existing under the laws of the State of Alabama with its principal place of business at 1530 Third Avenue South, AB 1070, Birmingham, Alabama 35294-0110,

            THE UAB RESEARCH FOUNDATION ("UABRF"), a 501(c) not-for-profit charitable foundation organized and existing under the laws of the State of Alabama with its principal place of business at 1530 Third Avenue South, AB 1120G, Birmingham, Alabama 35294-0111,

            JEAN-PIERRE SOMMADOSSI, PH.D. ("Sommadossi"), an individual who resides at 7 Lowell Street, Cambridge, MA 02138, and

            IDENIX PHARMACEUTICALS, INC., a for profit company organized and existing under the laws of the State of Delaware with its principal place of business at 60 Hampshire Street, Cambridge, Massachusetts 02139, for itself, its subsidiaries, and all of its and their predecessors-in-interest and successors-in-interest (collectively, "Idenix"):

                                   WITNESSETH:

            WHEREAS, Sommadossi was employed by UAB beginning March 1, 1985;

            WHEREAS, effective November 1, 1999, Sommadossi took a one-year sabbatical leave from UAB;

            WHEREAS, effective November 1, 2000, Sommadossi took an unpaid leave from UAB prior to resigning from UAB effective November 1, 2002;

            WHEREAS, during both his sabbatical and his unpaid leave, Sommadossi, individually and along with others, made Discoveries;

            WHEREAS, Sommadossi has assigned to Idenix his rights in the Discoveries and the Patents;

            WHEREAS, UABRF has, claimed ownership of Sommadossi's rights in the Discoveries and the Patents and has demanded that Sommadossi and/or Idenix assign to UABRF any and all rights he and/or it has in the Discoveries and the Patents;

            WHEREAS, Idenix and Sommadossi disagree with the claims that UABRF has asserted with respect to ownership of the Discoveries and the Patents;

            WHEREAS, to protect their respective interests in the Discoveries and the Patents, Idenix and Sommadossi have filed the Complaint against UABRF seeking declaratory judgment in favor of Idenix with respect to the claims asserted by UABRF and seeking certain other remedies for the benefit of Idenix and Sommadossi; and

            WHEREAS, UAB and UABRF, on the one hand, and Sommadossi and Idenix, on the other hand, have agreed to settle finally and irrevocably their disputes and differences relating to the Discoveries and Patents.

            NOW, THEREFORE, for good and valuable consideration, including the representations and promises made in this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged by all of the parties, the parties to this Settlement Agreement agree as follows:

            1. UAB AND UABRF RELEASE OF CLAIMS: UAB and UABRF irrevocably release, remise, acquit and forever discharge Sommadossi and Idenix, together with each of their current and former employees, stockholders, officers, directors, subsidiaries, Affiliates, licensees, sublicensees, representatives, heirs, successors, assigns, agents and attorneys, of and from any and all manner of actions, causes of action, claims, demands and liabilities, known or unknown, relating to the ownership or other rights of possession and control of the Discoveries and the Patents (except to enforce the contract rights of UAB and UABRF contained herein) (hereinafter the "UAB/UABRF Released Claims"). Without limiting the foregoing, the UAB/UABRF Released Claims include any claim that Sommadossi was, or may have been, under a duty to assign to UAB or UABRF any rights, or that UAB or UABRF has any ownership interest, in the Discoveries or the Patents.

            2. IDENIX AND SOMMADOSSI RELEASE OF CLAIMS: Idenix (on behalf of itself and its board of directors) and Sommadossi do hereby irrevocably release, remise, acquit and forever discharge UAB and UABRF, together with each of their current and former employees, officers, directors, trustees, subsidiaries, Affiliates, representatives, heirs, successors, assigns, agents and attorneys, of and from any and all manner of actions, causes of action, claims, demands and liabilities, known or unknown, relating to ownership or other rights of possession and control of the Discoveries and the Patents and all claims, demands, liabilities, actions, causes of action which were related to or arising from the matters which are the subject of the Complaint or this Settlement Agreement (except to enforce the contract rights of Idenix and Sommadossi contained herein) (hereinafter the "Idenix/Sommadossi Released Claims"). Idenix further agrees to indemnify UAB and UABRF, together with each of their current and former employees, officers, directors, trustees, subsidiaries, Affiliates, representatives, heirs, successors, assigns, agents and attorneys, for losses, including reasonable attorneys' fees and all other reasonable costs and expenses incurred in connection with defending or litigating any Claim (as hereinafter defined), it or any of them may suffer if any stockholder of Idenix, any underwriter named in the Registration Statement or Novartis assert against such persons any actions, causes of action, claims, demands and liabilities, known or unknown (each a "Claim"), relating to or arising from the matters which are the subject of the Complaint or this Settlement Agreement.

            3. UAB AND UABRF COVENANT NOT TO SUE. UAB and UABRF covenant not to sue, directly or indirectly, Sommadossi or Idenix, or any of their current and former employees, stockholders, officers, directors, subsidiaries, Affiliates, licensees, sublicensees, representatives, heirs, successors, assigns, agents and attorneys, on any claims or causes of action relating to the sale, offer for sale, use, importation or making of any Product or the ownership of, or any rights or obligations with respect to, any Discovery or Patent or related to or arising from matters which are the subject of the Complaint or this Settlement Agreement, except to enforce the contract rights of UAB and/or UABRF contained herein. UAB and UABRF, covenant not, directly or indirectly, to file, commence, support, undertake or maintain any action (including, but not limited to, any court litigation, opposition, reexamination, revocation or invalidation proceedings) challenging any Patent.

            4. SOMMADOSSI AND IDENIX COVENANT NOT TO SUE. Sommadossi and Idenix (on behalf of itself and its board of directors) covenant not to sue UABRF, UAB or any of their current and former employees, officers, directors, subsidiaries, Affiliates, licensees, sublicensees, representatives, heirs, successors, assigns, agents and attorneys, on any claims or causes of action relating to the ownership of any Patent or any claim, demand, liability, action, or cause of action which was related to or arising from the matters which are the subject of the Complaint or this Settlement Agreement except to enforce the contract rights of Sommadossi and Idenix contained herein.

            5. PAYMENTS. Idenix agrees to: (i) pay to UABRF or its designees the amount of $2 million within five (5) days of the signing of this Settlement Agreement; and (ii) to remit the milestone payment and Sales Payments in the manner and pursuant to the terms and conditions set forth on Exhibit A to this Settlement Agreement.

            6. PAYMENT RIGHTS OF SOMMADOSSI. Idenix and Sommadossi agree and acknowledge that Sommadossi has no rights to any consideration or payments received by UABRF pursuant to this Settlement Agreement.

            7. ACKNOWLEDGEMENT OF OWNERSHIP OF DISCOVERIES AND PATENTS. UAB and UABRF agree and acknowledge that neither UAB nor UABRF has any right, title or ownership interest in the Discoveries or the Patents other than the payments to which UABRF is entitled hereunder.

            8. DISMISSAL OF LITIGATION. In consideration of the promises made in this Settlement Agreement, Sommadossi and Idenix have filed a stipulation of dismissal with prejudice of the Complaint.

            9. WARRANTY OF CAPACITY: Each signatory to this Settlement Agreement signing on behalf of a corporation or other person or entity warrants and represents that he or she has the capacity and authority to enter into this Settlement Agreement on behalf of the corporation or other person or entity for which he or she is signing.

            10. WARRANTY OF AUTHORITY TO BIND ALL INTERESTED PARTIES: Idenix, Sommadossi, UAB and UABRF each represent and warrant to one and the other that he or it has not assigned or in any way conveyed, transferred or encumbered all or any portion of the UAB/UABRF Released Claims or the Idenix/Sommadossi Released Claims.

            11. ADDITIONAL WARRANTIES OF SOMMADOSSI AND IDENIX: Sommadossi and Idenix further represent and warrant as follows:

                  (a) Discoveries. The list of patents and patent applications attached hereto as Exhibit B is a complete list of all patents and applications that name Sommadossi as an inventor that were filed in the United States during the Sabbatical Year and the Unpaid Leave Period; (ii) to the knowledge of Sommadossi and Idenix, all patentable inventions, discoveries, conceptions and reductions to practice which were made during the Sabbatical Year and the Unpaid Leave Period are claimed in the Patents; and
                        (iii) except to the extent that Idenix has assigned or transferred to Novartis, or any of its Affiliates, rights Idenix possesses or possessed to the Discoveries or the Patents, no party other than Idenix has to date received by assignment or otherwise any of the ownership rights possessed by Sommadossi to the Discoveries or Patents. To the best knowledge of Sommadossi and Idenix, no invention or discovery claimed in a Patent filed during the Sabbatical Period was conceived prior to the commencement of the Sabbatical Period and no invention or discovery claimed in a Patent filed during the Unpaid Leave Period was conceived prior to the commencement of the Unpaid Leave Period.

                  (b) Patent Prosecution. Idenix will use commercially reasonable efforts, to prosecute, consistent with applicable law in the relevant jurisdiction, and consistent with Idenix' reasonable business discretion, Patent claims covering drug candidates.

            12. NO ADMISSION OF FAULT OR LIABILITY: None of the parties to this Settlement Agreement admits to any fault or liability. Instead, each party expressly denies any liability or fault except with respect to his or its respective obligations under this Settlement Agreement.

            13. NO STATEMENTS MADE INDUCING THIS AGREEMENT NOR RELIED UPON IN ENTERING THIS AGREEMENT: None of the parties to this Settlement Agreement has made any statements, representations, or warranties to the other parties other than those made expressly herein to induce the other parties to execute this Settlement Agreement.

            14. FREE, KNOWING, UNCONDITIONAL AND INTENDED RELEASE: The parties hereto each have executed this Settlement Agreement as their own free act, understanding its terms and effect, specifically intending that each of them shall be unconditionally and irrevocably bound by its terms and in reliance upon the advice and assistance of counsel of their respective choosing.

            15. INTEGRATION: This Settlement Agreement (which includes the exhibits hereto) sets forth the entire agreement of the parties with respect to the subject matters addressed herein. No provision of this Settlement Agreement may be amended, nor any right hereunder waived, except by an instrument executed by all the parties. This Settlement Agreement expressly supersedes all prior oral promises, statements, contracts and representations relating to the subject matter of this Settlement Agreement.

            16. EXECUTION IN COUNTERPARTS: This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original. There may be multiple originals of this Settlement Agreement.

            17. NEUTRAL INTERPRETATION: This Settlement Agreement is the product of negotiations, and shall not be construed more strictly against one party than any other.

            18. SEVERABILITY: If any provision of this Settlement Agreement is found to be unlawful or unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Settlement Agreement.

            19. DISPUTE RESOLUTION: No party to this Settlement Agreement shall commence litigation or any other form of adversarial proceeding against the other party to this Settlement Agreement, with regard to obligations and/or disputes arising hereunder, without first doing the following: (a) providing a written notice of demand for mediation to the party with whom the dispute has arisen, and (b) engaging in mediation in a good faith effort to resolve any differences and disputes before commencing litigation or any other adversarial proceeding. The prospective parties to the mediation shall make good faith efforts to select a mediator who is mutually agreeable within ten days of service of the notice. In the absence of agreement in that ten day period (or such longer period as the parties may agree in writing), JAMS, or a comparable alternative dispute resolution provider agreed upon by the relevant parties, in the neutral locale of Washington, D.C., shall select the mediator. From the time that the notice of demand for mediation is received by, or otherwise brought to the attention of, an adverse party, until such time as any party declares that the mediation is concluded, no party shall file litigation or any other adversarial proceeding against the other party or parties relating to obligations and/or disputes arising under this Settlement Agreement. All applicable statutes of limitations shall be tolled during the standstill period. Each party to the mediation shall bear his or its pro rata share of the mediation costs.

            20. DEFINITIONS: As used in this Settlement Agreement the following terms shall have the following meanings:

            "Affiliate". Affiliate shall mean, with respect to any entity, any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with such entity. For purposes of this definition of "Affiliate", "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Without limiting the generality of the foregoing, for so long as Idenix and Novartis are parties to that Development, License and Commercialization Agreement, dated as of May 8, 2003, pursuant to which Novartis has exclusive rights to commercialize Products, Novartis will be considered an Affiliate of Idenix. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

            "Complaint". Complaint shall mean the complaint Sommadossi and Idenix filed against UABRF in the United States District Court, District of Massachusetts on March 26, 2004.

            "Discoveries". Discoveries shall mean, collectively, those inventions, conceptions and reductions to practice made by Sommadossi, solely or jointly with others, during the Sabbatical Year and Unpaid Leave Period.

            "HCV Product". HCV Product shall mean a product embodying those inventions, conceptions and reductions to practice made by Sommadossi, solely or jointly with others, during the Sabbatical Year that has been approved for commercial sale and has within its approved product label a use for the treatment of human hepatitis C viral infection.

            "Major EU Countries". Major EU Countries shall mean the United Kingdom, France, Germany, Italy and Spain.

            "Minimum Return Amount". Minimum Return Amount shall mean a payment equal to the difference between $12 million and the aggregate amount of Sales Payments (inclusive of payments then due and actually paid relating to that calendar quarter) previously paid.

            "Net Sales". Net Sales shall mean, with respect to any Product, the gross invoiced sales price of such Product by Idenix, its Affiliates, licensees and sublicensees and their respective affiliates to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Idenix, its Affiliates, licensees and sublicensees with respect to the sale of such Product:

                  (a) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product;

                  (b) amounts repaid or credited by reason of rejections, recalls, returns, rebates and allowances;

                  (c) chargebacks and other amounts paid on sale or dispensing of such Product;

                  (d) retroactive price reductions that are actually allowed or granted;

                  (e) tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income);

                  (f)   cash discounts for timely payment;

                  (g)   delayed ship order credits; and

                  (h) discounts pursuant to patient discount programs.

            In the case of sale of a Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received.

            In the event that the active pharmaceutical ingredient included in a Product and additional active pharmaceutical ingredient(s) are sold in a country as a fixed-dose combination therapy containing more than one (1) active pharmaceutical ingredient, and both the Product and a product containing such additional active pharmaceutical ingredient(s) as the sole active pharmaceutical ingredient(s) are sold separately in such country, the Net Sales for the Product in such country shall be calculated by multiplying Net Sales in such country (as would otherwise be determined in accordance with the paragraphs above based on the gross invoiced sales price of the combination therapy minus applicable deductions and taking into account the fair market value of any non-cash consideration) by the fraction A/(A+B), where A is the gross invoiced sales price in such country of the Product (when sold separately from the combination therapy), and B is the gross invoiced sales price in such country of the pharmaceutical product comprising the additional active pharmaceutical ingredient(s) as the sole active ingredient(s) (when sold separately from the combination therapy). Notwithstanding the foregoing, the fractional adjustment set forth in this paragraph shall not apply (and the fractional adjustment and procedures in the immediately following paragraph shall apply instead) in the event actual sales of such separate pharmaceutical product comprising the additional active pharmaceutical ingredient(s) as the sole active ingredient(s) are not more than incidental in such country.

            In the event that the active pharmaceutical ingredient included in a Product and additional active pharmaceutical ingredient(s) are sold in a country as a fixed-dose product combination therapy containing more than one (1) active pharmaceutical ingredient, and either the Product or a product containing such additional active pharmaceutical ingredient(s) as the sole active pharmaceutical ingredient(s) is not sold separately in such country, the Net Sales for the Product in such country shall be calculated by multiplying Net Sales in such country (as would otherwise be determined in accordance with the first and second paragraphs above based on the gross invoiced sales price of the combination therapy minus applicable deductions and taking into account the fair market value of any non-cash consideration) by the fraction A/(A+B), where A is the fair market value in such country of the Product (when or if it were (as applicable) sold separately from the combination therapy), and B is the fair market value in such country of the pharmaceutical product comprising the additional active pharmaceutical ingredient(s) as the sole active ingredient(s) (when or if it were (as applicable) sold separately from the combination therapy).

            "NV-08B, NM-107, and NM-618" shall mean the same compound and compositions containing same referred to in the Registration Statement.

            "NM-283". NM-283 shall mean a 2'-C-Methyl-cytidine-3'-O-L-valine ester (dihydrochloride salt) or val-mCyd.

            "Novartis". Novartis shall mean Novartis Pharma AG and its
            Affiliates.

            "Patents". Patents shall mean those patents and patent applications listed on Exhibit B hereto which name Sommadossi, either as a sole or joint inventor, that have a priority date either in the Sabbatical Year or in the Unpaid Leave Period, and all continuations, continuations-in-part (but only to the extent that such continuations or continuations-in-part contain subject matter first disclosed in a patent or patent application initially filed during the Sabbatical Year or the Unpaid Leave Period), substitutions, divisions, extensions, reissues, reexaminations and renewals of any such patents and patent applications, and any foreign counterparts and supplemental protection certificates and substantial equivalents of the foregoing in any country.

            "Product". Product shall mean any product, process, product-by-process, article of manufacture, or method including prodrugs, active metabolites, polymorphs, salts, hydrates, solvates, enantiomers and/or esters having the same active moiety (i) the manufacture, practice, use, offer for sale, sale or importation of which is covered by a Valid Claim and (ii) when the product is previously approved for use in treating Hepatitis B, such Valid Claim is a use, pharmaceutical composition or method of medical use claim, such use, pharmaceutical composition or method is included in the product label for a second indication approved by (A) the United States Food and Drug Administration (or a successor agency), if such product is sold in the United States, or (B) the appropriate regulatory authority in the country of sale, if such product is sold outside the United States. Product specifically includes, but is not limited to, making, using, selling and offering for sale of NM-283, NM-107, NM-618 and NV-08B including prodrugs, active metabolites, polymorphs, salts, hydrates, solvates, enantiomers and/or esters having the same active moieties.

            "Registration Statement". Registration Statement shall mean Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-111157) filed with the Securities and Exchange Commission on January 27, 2004.

            "Regulatory Approval". Regulatory Approval shall mean, with respect to a Product, the approval by the United States Food and Drug Administration (or a successor agency) necessary for the marketing and sale of the Product in the United States.

            "Sabbatical Year". Sabbatical Year shall mean the period from November 1, 1999 to October 31, 2000.

            "Sales Payment". Sales Payment shall mean an amount equal to one-half of one percent (0.5%) of Net Sales of a Product.

            "Third Party". Third Party shall mean any person or party other than a party to this Agreement and its Affiliates.

            "Unpaid Leave Period". Unpaid Leave Period shall mean the period from November 1, 2000 to November 1, 2002.

            "Valid Claims". Valid Claims shall mean a claim (a) of any issued, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, (b) of any Patent application that has been pending, in the aggregate, for less than seven (7) years and that has not been cancelled, withdrawn or abandoned or (c) of a patent or patent application which covers an HCV Product which has not been held to be invalid, unpatentable or unenforceable by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                 Signed under seal of this __ day of May, 2004.

                                   THE BOARD OF TRUSTEES OF THE
                                   UNIVERSITY OF ALABAMA
                                   FOR THE UNIVERSITY OF ALABAMA AT
                                   BIRMINGHAM


                                   By: /s/ illegible
                                      -----------------------------------------
                                   Its: Vice President for FIN Affairs and ADM


                                   THE UAB RESEARCH FOUNDATION


                                   By: /s/ illegible
                                      ------------------------------------------
                                   Its: Director



                                   /s/ Jean-Pierre Sommadossi
                                   --------------------------------------------
                                   Jean-Pierre Sommadossi

                                   IDENIX PHARMACEUTICALS, INC.


                                   By: /s/ Andrea Corcoran
                                      -----------------------------------

                                   Its: Executive VP Legal
                                       ----------------------------------

                                                 Idenix comments  - May 25, 2004

                                    EXHIBIT A

                                 Future Payments

Pursuant to the terms and conditions set forth herein and in the Settlement Agreement to which this Exhibit A is attached, Idenix agrees to remit to UABRF or its designees the payments set forth herein.

1. Milestone Payment. Within 30 days of the receipt of the Regulatory Approval for the first Product to receive Regulatory Approval, Idenix shall remit to UABRF a payment in the amount of $1 million.

2. Duration of Obligation to Make Sales Payments. After the first commercial sale of any Product, for so long as there continues to be a Valid Claim that covers the use, offer for sale, sale or importation of a Product in a country in which Net Sales of such Product are generated, Idenix shall be obligated to remit to UABRF the Sales Payments with respect to Net Sales generated by the sale of such Product in such country except as otherwise provided in paragraph 4 below.

3. Financial Records and Reports; Remittance of Sales Payments. Within sixty
(60) days following the end of each calendar quarter, Idenix shall: (i) submit to UABRF a written report setting forth in reasonable detail, on a Product-by-Product and country-by-country basis, the following information with respect to such calendar quarter: (a) Net Sales, and (b) the calculation of the Sales Payment due to UABRF; and (ii) remit to UABRF or its designee, the aggregate amount of Sales Payments identified in such quarterly report as being due and owed to UABRF.

4. Minimum Payment. If, as of the 31st day of December of the seventh calendar year after the commercial launch of an HCV Product in the later of the United States or a Major EU Country, the aggregate Sales Payments made for all Products do not equal or exceed $12 million, Idenix, shall, within 60 days thereafter, remit to UABRF the Minimum Return Amount. If and to the extent, Idenix is obligated to remit such Minimum Return Amount, such amount will then be credited against Sales Payments which become due in each of the next succeeding quarterly periods until such Minimum Return Amount has been fully applied. The obligation of Idenix to make the payments contemplated in this paragraph 4 is conditioned upon the commercial launch of an HCV Product in both the United States and a Major EU Country.

5. Audits. Idenix shall keep, and shall use commerically reasonable efforts to require its Affiliates, licensees and sublicensees to keep, complete and accurate records of the gross invoiced sales price of the relevant Product and applicable deductions relating to the reports and payments required pursuant hereto. UABRF will annually have the right at its own expense to have an independent, certified public accountant, selected by UABRF and reasonably acceptable to Idenix, review records pertaining to Net Sales and the computation of the Sales Payments that are in the possession of Idenix, including such records as it receives from its Affiliates and any licensee or sublicensee, in the location(s) where such records are maintained by Idenix upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of such payments made within the prior twelve (12) months. If the review of such records reveals that Idenix failed to accurately report information relating to Net Sales, Idenix shall promptly pay to UABRF any resulting amounts due, together with interest calculated at the lesser of 1% per month, compounded monthly, or the highest rate permitted by applicable law calculated on the number of days such payments are paid after the date such payments are due. If any such under payments are greater than five percent (5%) of the amounts actually due to UABRF, then Idenix shall pay all of the costs of such review.

Any quarter with respect to which the Idenix payment (a) is less than eighty (80%) of the amount actually due to UABRF or (b) is not timely paid to UABRF, the Sales Payment for such quarter shall be increased to one percent (1%) for such quarter.

5. Payment Currency. All amounts due hereunder shall be paid in United States Dollars.

                                    EXHIBIT B

                             Idenix Patent Portfolio

TITLE
& DOCKET                            FILING           SERIAL
NAME                                DATE             NUMBER
---------------------------------------------------------------
IDX 1004 Methods for
Treating Hepatitis Delta
Virus Infection with (Beta)-L-2'
Deoxy-Nucleosides                   5/29/00          60/207,538
---------------------------------------------------------------
IDX 1004                            5/29/01          09/867,110
---------------------------------------------------------------
IDX1006 Methods and
Compositions for Treating           5/26/00          60/207,674
Flaviviruses and
Pestiviruses                        4/11/01          60/283,276
---------------------------------------------------------------
IDX1007 Methods and
Compositions for Treating           05/23/00         60/206,585
Hepatitis C Virus
---------------------------------------------------------------
IDX1007                             05/23/01         09/864,078
---------------------------------------------------------------
IDX1008
Phenylindoles For The               4/11/01          60/283,393
Treatment Of HIV
---------------------------------------------------------------
IDX1008                             4/11/02          10/122,252
---------------------------------------------------------------
IDX1009 Methods for
Inhibiting the Transmission
of HIV Using Topically              11/17/00         60/249,532
Applied Substituted
6-Benzyl-4-Oxopyrimidines
---------------------------------------------------------------
IDX1009                             11/19/01         10/001,868
---------------------------------------------------------------
IDX1013 Methods and
Compositions for Treating           9/28/01          60/326,184
Hepatitis C Virus
---------------------------------------------------------------
IDX1013 Methods and
Compositions for Treating
Hepatitis C Virus with              9/30/02          10/261,244
4'-Modified Nucleosides
---------------------------------------------------------------

TITLE
& DOCKET                            FILING           SERIAL
NAME                                DATE             NUMBER
---------------------------------------------------------------
IDX1014 Methods and
Compositions for Treating
Flaviviruses and                    9/28/01          60/326,192
Pestiviruses
---------------------------------------------------------------
IDX1014 Methods and
Compositions for Treating
Flviviruses and                     9/30/02          10/261,327
Pestiviruses with 4'
Branched Nucleosides
---------------------------------------------------------------
IDX1015 Methods and
Compositions for Treating           5/2/02           60/377,983
Hepatitis C Virus
---------------------------------------------------------------
IDX 1016 Methods and
Compositions for Treating
Flaviviruses and                    5/2/02           60/377,980
Pestiviruses
---------------------------------------------------------------
IDX 1017 2' and 3'-
Nucleoside Prodrugs for             6/28/02          60/392,351
Treating Hepatitis C Virus
---------------------------------------------------------------
IDX 1018  Modified 2' and
3'- Nucleoside Prodrugs for         6/28/02          60/392,350
Treating Hepatitis C Virus
---------------------------------------------------------------
IDX 1020 Substituted
Phenylindoles for the               08/07/02         60/401,915
Treatment of HIV
---------------------------------------------------------------
IDX 1021 PROV
(Beta)-L-2'-Deoxy-Nucleosides
for the Treatment of
Lamuvidine Resistant HBV            09/13/02         60/410,675